METHODE ELECTRONICS, INC. ADDS HEALTH CARE EXECUTIVE MARTHA GOLDBERG ARONSON TO ITS BOARD OF DIRECTORS

Chicago, IL -April 21, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced the election of Martha Goldberg Aronson as a director of the Company.

Chairman Walter J. Aspatore said, “We are pleased to welcome Martha to our board of directors and look forward to leveraging her operational leadership in the health care industry to help Methode capitalize on opportunities within our key markets. Her years of diversified health care experience, financial management, and international expertise will make her a meaningful contributor in supporting Methode’s growth strategy and increasing shareholder value.”

Ms. Aronson most recently served as Executive Vice President and President, Global Healthcare, at Ecolab, Inc., a specialty chemical company. She previously was President, North America at Hill-Rom Holdings, Inc., a global medical technology company. Prior to Hill-Rom, Ms. Aronson spent 18 years at Medtronic, Inc., a medical technology provider, most recently serving as Senior Vice President and Chief Talent Officer. Ms. Aronson is currently a member of the board of directors of CONMED Corporation, Hutchinson Technology, Inc. and the Guthrie Theater.

Ms. Aronson commented, “I am excited to join Methode’s board and look forward to working with my fellow directors and Methode’s management team, supporting the company’s innovation and value-added solutions. I am honored by the trust the board has placed in me.”

Ms. Aronson has received a number of awards and accolades throughout her professional career for her outstanding leadership skills and accomplishments in the health care industry, including being named as one of the 35 most influential women in health care in Minnesota in 2014. Ms. Aronson received her MBA from the Harvard Graduate School of Business Administration and a Bachelor of Arts in Economics from Wellesley College.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc.:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com